Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 22, 2011 (except for Note I, as to which the date is June 14, 2012), with respect to the consolidated financial statements and schedule included in the Annual Report of Orion Energy Systems, Inc. on Form 10-K for the year ended March 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Orion Energy Systems, Inc. on Forms S-8 (File No. 333-169611, effective September 28, 2010 and File No. 333-148401, effective December 28, 2007).

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

June 14, 2012